[Letterhead of FRIEDMAN'S]
                        The Value Leader Since 1920

For Immediate Release

Contact:   Jeremy Jacobs / Sharon Goldstein
           Joele Frank, Wilkinson Brimmer Katcher

Contact Telephone Number: 212-355-4449

Friedman's Announces Changes to Board of Directors and Corporate Governance

SAVANNAH, Georgia (May 14, 2004) - Friedman's Inc. today announced the appointment of two new directors to the Board of Directors of the Company by the holder of Class B Common Stock: Norman Deep, Esq. and Sheldon Whitehouse, Esq. The Board of Directors is currently set at eight members, with seven seats filled by Robert W. Cruickshank, Peggy J. Brockschmidt, Allan M. Edwards, Thaddeus S. Jaroszewicz, David B. Parshall and Messrs. Deep and Whitehouse. Messrs. Cruickshank, Parshall, Deep and Whitehouse are qualified as independent directors of the Company.

Friedman's Board of Directors has also taken the following actions:

          o Elected Allan M. Edwards as the new Chairman of the Board of Directors, replacing Robert W. Cruickshank. Mr. Edwards is the President of Morgan Schiff & Co., Inc., an investment bank and broker/dealer affiliated with and controlled by the holder of the Class B Common Stock.

          o Amended the Audit and Compensation Committee Charters so that the Board of Directors may directly appoint members of the Audit and Compensation Committees without being required to first obtain the recommendations of the Nominating/Corporate Governance Committee; and

          o Reconstituted its Audit, Nominating/Corporate Governance and Compensation Committees to consist of Messrs. Parshall, Deep and Whitehouse and designated Mr. Whitehouse as the Chairman of the Audit Committee.

New Directors:
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Norman P. Deep, Esq. Mr. Deep is a private
practitioner in the State of New York and Judge Advocate Lieutenant Colonel (Chief JAG Officer) of the New York Guard Air
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Division. Mr. Deep specializes in the area of litigation including civil, criminal, contract and corporation law. Mr. Deep received his B.A. and M.A. from Syracuse University and his J.D. from the Syracuse University School of Law.

Sheldon Whitehouse, Esq. Mr. Whitehouse is a Partner in the Providence, RI office of Edwards & Angell, LLP, where he specializes in the areas of civil, regulatory and appellate litigation, problem-solving and reform in government and businesses for Fortune 1000 companies. Mr. Whitehouse is a former Attorney General of the State of Rhode Island and United States District Attorney for Rhode Island. Mr. Whitehouse received a B.A. from Yale University and a J.D. from the University of Virginia Law School. The firm of Edwards & Angell, LLP has no relation to Allan M. Edwards, Chairman of the Board of Director of Friedman's.

                               ******************

Friedman's Inc. is a leading specialty retailer of fine jewelry based in Savannah, Georgia. The Company is the leading operator of fine jewelry stores located in power strip centers. At April 12, 2004, Friedman's Inc. operated a total of 711 stores in 20 states, of which 224 were located in power strip centers and 487 were located in regional malls.

SOURCE Friedman's Inc.